SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 29, 2002

DISCOVERY INVESTMENTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-26175	88-0409151

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6767 West Tropicana Avenue, Suite 207
Las Vegas, Nevada 89103

(Address of principal executive offices)

(702) 248-1047

(Registrant’s telephone number, including area code)

N/A

(Former Address of Registrant)

Item 2. Acquisition of Disposition of Assets.

     Pursuant to an agreement entered into as of April 29, 2002, the Company acquired all of the issued and outstanding shares of stock of Bycom Media Inc., an Ontario, Canada corporation, in exchange for 4,800,000 shares of common stock of the Company. The closing occurred on May 5, 2002. Bycom Media Inc. is engaged in multimedia applications for internet-based businesses. Utilizing business search tools and databases, Bycom Media Inc. will be able to locate and access global business information. Bycom Media Inc. intends to use its technology in order to enter into various business combinations with entities who offer products or services which are susceptible to internet marketing. As an alternative, Bycom Media Inc. will also sell, for a fee, this information and will act as an “out-source provider” of information. As an “out-source provider,” the information will be cost-effective for the user. This is because the customer typically lacks the technology expertise, capital, personnel or ability to bear the time to market and operating risk to install, maintain and monitor business information. Bycom Media Inc. for itself and for its customers will provide personnel who are readily available to respond to technical issues and marketing issues, and who can assist in developing and implementing the effective use of the business search tools and data base.

Item 5. Other Events and Regulation FD Disclosure.

     On April 25 2002, the Company’s sole director adopted a resolution which resulted in a stock dividend. The resolution reads, in full, as follows:

RESOLVED: That this Corporation shall set aside for the payment of a dividend on the common shares of the Corporation, and the proper officers of the Corporation are directed to issue and deliver to the shareholders of record on May 6, 2002, two and one-half (2-1/2) shares for each one (1) share held by said shareholder, such issuance and delivery of the additional two and one-half (2-1/2) shares for each one (1) share then held is to be made as soon as practical after the record date, and in lieu of issuing a fractional share certificate, this Corporation shall round up to a full share.

RESOLVED: That the Treasurer of the Corporation shall reduce the appropriate surplus account and/or shall make such other appropriate entries on the books of the Corporation as may be required by the distribution.

Item 7. Financial Statements and Exhibits.

     The following exhibits are filed as part of this report:

(a)	Plan and Agreement of Reorganization; and

(b)	Financial Statement of Bycom Media Inc. as of January 31, 2002 (opening financial statement).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY INVESTMENTS, INC. (Registrant)

DATED: May 9, 2002	/s/ Donald Bell

Donald Bell President